Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TRANSUNION HOLDING COMPANY, INC.

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is TransUnion Holding Company, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 15, 2012 under the name Spartan Parent Holdings Inc.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation attached as Annex 1 hereto.

THIRD: The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “D.G.C.L.”).

FOURTH: This Certificate shall become effective as of upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 30th day of April, 2012.

TRANSUNION HOLDING COMPANY, INC.

By:	/s/ Sumit Rajpal
	Name:	Sumit Rajpal
	Title:	President

Annex 1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPARTAN TRANSUNION HOLDING COMPANY, INC.

FIRST: The name of the corporation is TransUnion Holding Company, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: (1) The total number of shares of stock which the Corporation shall have authority to issue is 200,000,000 (the “New Common Stock”), and the par value of each such share is $0.01, amounting in the aggregate to $2,000,000.

(2) Upon the effectiveness of the Amendment and Restatement of Certificate of Incorporation filed on April 30, 2012 (the “Effective Time”), each share of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will be automatically reclassified as and converted into ten thousand shares of common stock, par value $0.01 per share (the “Stock Split”).

(3) Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock as equals to the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by ten thousand; provided that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled pursuant to the Stock Split.

(4) Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to Delaware Law.

(5) Notwithstanding any provision herein to the contrary, in connection with any acquisition of common stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such common stock (and/or other voting securities of the Corporation) shall have no right to vote such common stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: (1) Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined by resolution of the Board of Directors.

(2) Each director shall be entitled to cast one vote on all matters; provided that if either the GS Investors, on the one hand, or the Advent Investor, on the other hand (each as defined in the Major Stockholders’ Agreement dated as of April 30, 2012 (the “Major Stockholders’ Agreement”) has not designated the maximum number of designees that each of the GS Investors and the Advent Investor is entitled to designate to the Board of Directors pursuant to Section 3.1(a) of the Major Stockholders’ Agreement (the “GS Designees” and the “Advent Designees”, respectively), the number of total votes that each GS Designee and each Advent Designee at such time shall have the right to cast until such vacancy is filled by the GS Investors or the Advent Investor, as applicable, shall increase proportionate to the number of overall votes that are necessary to have the number of votes that the GS Designees or the Advent Designees, as applicable, would be casting collectively if the GS Investors or the Advent Investor, as applicable, had at such time exercised in full the rights of such party(ies) under Section 3.01 of the Major Stockholders’ Agreement to designate individuals to serve on the Board of Directors.

SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

EIGHTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

NINTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2) (a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The Corporation is authorized to provide indemnification of directors and officers through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

(4) The Corporation hereby acknowledges that the directors designated by each of the GS Investors (as defined in the Major Shareholders’ Agreement ) and the Advent Investors (as defined in the Major Shareholders’ Agreement ) pursuant to Section 6.2 of the Major Shareholders’ Agreement dated as of April 30, 2012 and the Director Indemnification Agreement dated as of April 30, 2012 may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation or the bylaws of the Corporation (or any other agreement between the Corporation and such persons), without regard to any rights such Persons may have against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such persons with respect to any claim for which such persons have sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such persons against the Corporation. The Corporation and each such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this ARTICLE NINTH, Section 4.

(5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

TENTH: To the fullest extent permitted by law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any stockholder or director of the Corporation, except those stockholders or directors who are employees of the Corporation or its subsidiaries (collectively, the “Business Opportunities Exempt Parties”). The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business

Opportunity Exempt Party. No Business Opportunity Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Corporation shall have any duty to communicate or offer such opportunity to the Corporation, and such Business Opportunity Exempt Party shall not be liable to the Corporation or to its stockholders for breach of any fiduciary or other duty by reason of the fact that such Business Opportunity Exempt Party pursues or acquires, or directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation. No amendment or repeal of this Section 6.12 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal.

ELEVENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.